Exhibit 24.1

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Mark J. Gabrielson and Benjamin L. Palleiko, and either of them, individually, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-4 of Ore Pharmaceutical Holdings Inc. (“Holdings”) and any and all amendments thereto, including post-effective amendments and any related registration statement that is to be effective upon filing, for the registration under the Securities Act of 1933, as amended, of shares of Common Stock of Holdings issuable in connection with the reorganization of Ore Pharmaceuticals Inc. (the “Company”) pursuant to that certain Agreement and Plan of Reorganization by and among Holdings, Ore Pharmaceuticals Merger Sub Inc. and the Company, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to each such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, lawfully does or causes to be done by virtue hereof.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

/s/ MARK GABRIELSON	August 12, 2009
Mark Gabrielson	Date

/s/ BENJAMIN L. PALLEIKO	August 12, 2009
Benjamin L. Palleiko	Date

/s/ JAMES W. FORDYCE	August 13, 2009
James W. Fordyce	Date

/s/ G. ANTHONY GORRY, Ph.d.	August 13, 2009
G. Anthony Gorry, Ph.D.	Date

/s/ J. STARK THOMPSON, Ph.d.	August 13, 2009
J. Stark Thompson, Ph.D.	Date

/s/ DAVID L. URDAL, Ph.d.	August 13, 2009
David L. Urdal, Ph.D	Date